Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Boston Private Financial Holdings, Inc.:

We consent to the incorporation by reference in the Prospectus of Boston Private Financial Holdings, Inc., of our report dated February 27, 2004 with respect to the consolidated balance sheets of Boston Private Financial Holdings, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Boston Private Financial Holdings, Inc. and to the reference to our firm under the heading “Experts” in the Prospectus.

Our report refers to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”.

/s/ KPMG LLP

Boston, Massachusetts

January 10, 2005